Exhibit 4.5

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”) is dated as of May 20, 2011 (the “Effective Time”), among O’Reilly Automotive, Inc., a Missouri corporation (f/k/a O’Reilly Holdings, Inc.) (the “Company”), and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A. (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and UMB Bank, N.A., a national banking association, previously entered into a Rights Agreement, dated as of May 7, 2002 (the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is in the best interest of the Company and its stockholders, and the Company and the Rights Agent desire to evidence such amendment in writing; and

WHEREAS, the parties hereto desire to amend the Rights Agreement pursuant to and in accordance with Section 27 thereof to redefine the term “Acquiring Person” and add a definition for “Passive Investor.”

NOW THEREFORE, the parties, intending to be legally bound, do hereby agree as follows:

1.	Amendments to Rights Agreement.

(a) Paragraph (a) of Section 1 shall be amended so as to read in its entirety as follows:

“Section 1(a). “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any Person who becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding (or, in the case of a Passive Investor, eighteen percent (18%) or more) as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock (or, in the case of a Passive Investor, eighteen percent (18%) or more), acquires beneficial ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding, (v) any such Person who has reported or is required to report such ownership (but less than twenty percent (20%)) on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock) and, within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 14.9% (or, in the case of a Passive Investor, 17.9%) inadvertently or without knowledge of the terms of the Rights and who or which, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of fifteen percent (15%) (or, in the case of a Passive Investor, eighteen percent (18%)) or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10-Business-Day period, or (vi) a Passive Investor. Notwithstanding the foregoing, the term “Acquiring Person” shall not include (i) Charles H. O’Reilly, Sr., (ii) any spouse of the Person identified in clause (i) above, (iii) the lineal descendants (including Persons adopted prior to attaining the age of 21 years) of any Person described in clause (i) or (ii) above or the spouses of any such lineal descendants, (iv) any Affiliate or Associate of any of the Persons described in clauses (i) through (iii) above or (v) any successor in interest (as defined below) to any Person described in clauses (i) through (iv) above (collectively, the “O’Reilly Holders”); provided, further, that if any Person that is a O’Reilly Holder becomes the Beneficial Owner of additional shares of Common Stock (other than (A) shares of Common Stock that are beneficially owned, as of the date hereof, by any other O’Reilly Holder (the “O’Reilly Shares”) or (B) shares of Common Stock that are acquired directly from the Company) such that, after giving effect to such additional shares, the number of shares of Common Stock beneficially owned by such Person (excluding any other O’Reilly Shares) exceeds the number of shares of Common Stock beneficially owned by such Person on the date hereof (excluding any other O’Reilly Shares) by more than 2% of the then outstanding shares of Common Stock, then such Person shall cease to be excluded from the definition of “Acquiring Person” pursuant to this sentence. The forgoing sentence is not intended to acknowledge or imply that any O’Reilly Holder is the Beneficial Owner of any O’Reilly Shares held by any other O’Reilly Holder or that all or any portion of any O’Reilly Holders constitute a “group” (as described in Section 13(d)(3) of the Exchange Act) with respect to the Common Stock for any purpose. For purposes of this Section 1(a), a O’Reilly Holder’s “successor in interest” shall be (i) the beneficiaries (whether by testate or intestate succession) of any O’Reilly Holder’s estate and any trustee (in his fiduciary capacity) or beneficiary of any trust who obtains (by reason of the O’Reilly Holder’s death) beneficial ownership of any O’Reilly Shares (ii) any O’Reilly Holder’s estate, and (iii) the Affiliates and Associates of the Persons described in clauses (i) and (ii) of this sentence.

(b) The term “Passive Investor” shall be inserted in alphabetical order in Section 1 of the Rights Agreement, the definition of which shall read in its entirety as follows:

“Passive Investor” shall mean any such Person who has reported such ownership (but less than eighteen percent (18%)) on Schedule 13G under the Exchange Act (or any comparable or successor report) as of December 31, 2010 and owns over ten percent (10%) as of December 31, 2010; provided, however, that if either (a) such Passive Investor becomes the Beneficial Owner of additional shares of Common Stock such that such person is the Beneficial Owner of eighteen percent (18%) or more of the shares of Common Stock then outstanding, or (b) such Passive Investor is the Beneficial Owner of fifteen percent (15%) or more but less than eighteen percent (18%) of the shares of Common Stock then outstanding and reports or is required to report such ownership of shares of Common Stock on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D reports the intention to or reserves the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock), then such Person shall become an Acquiring Person immediately.

2.	Miscellaneous.

(a) Effective Time of Amendment. This Amendment shall become effective at the Effective Time. The Company shall notify the Rights Agent of the occurrence of the Effective Time promptly thereafter.

(b) Effect of Amendment. Except as specifically amended hereby, the Rights Agreement is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof as amended and supplemented by this Amendment. This Amendment is limited as expressly specified, and shall not constitute an amendment, modification, acceptance or waiver of any other provision of the Rights Agreement. The Rights Agreement and this Amendment, shall be read, taken and construed as one and the same agreement, and the Rights Agreement is hereby amended accordingly. From and after the effectiveness of this Amendment, all references to the Rights Agreement in any other document, instrument, agreement or writing shall be deemed to be references to the Rights Agreement as amended hereby.

(c) Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. If any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or electronically transmitted signature page were an original thereof.

(d) Severability. If any provision of this Amendment is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Amendment shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision that is a reasonable substitute therefor and effects the original intent of the parties as closely as possible, and upon so agreeing, shall incorporate such substitute provision in this Amendment.

(e) Governing Law. This Amendment, the Rights Agreement and each Right and each Rights Certificate issued thereunder shall be deemed to be a contract made under the laws of the State of Missouri and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

O’REILLY AUTOMOTIVE, INC.

By:	/s/ Thomas McFall
	Name:	Thomas McFall
	Title:	Executive Vice President and Chief Financial Officer

[signatures continue]

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Dennis V Moccia
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Administration